Exhibit 99.11

CONSENT OF UBS SECURITIES LLC

          We hereby consent to the use of our opinion letter dated November 11, 2012 to the Board of Directors of Leucadia National Corporation (“Leucadia”) included as Annex H to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-185318) (the “Registration Statement”), relating to the proposed Transactions (as defined in the Agreement and Plan of Merger, dated as of November 11, 2012, by and among Jefferies Group, Inc., JSP Holdings, Inc., Jasper Merger Sub, Inc., Leucadia National Corporation and Limestone Merger Sub, LLC), and references to such opinion and our firm in such Joint Proxy Statement/Prospectus under the captions entitled “Summary — Opinion of UBS Securities LLC,” “Risk Factors — Risk Factors Relating to the Transactions,” “The Transactions — Leucadia’s Reasons for the Transactions; Recommendation of Leucadia’s Board of Directors,” “The Transactions—Background of the Transactions” and “The Transactions — Opinion of UBS Securities LLC”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ UBS SECURITIES LLC
UBS SECURITIES LLC

New York, New York

January 11, 2013